Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated November 21, 2018, with respect to the consolidated financial statements of DJO Global, Inc. included in this Current Report on Form 8-K of Colfax Corporation and incorporated by reference into the Registration Statement (Form S-3 No. 333-223067) and related Prospectus of Colfax Corporation.

/s/ Ernst & Young LLP

San Diego, California

January 7, 2019